Exhibit 23.2

Armanino LLP

12657 Alcosta Boulevard

Suite 500

San Ramon, CA 94583-4600

925 790 2600        main

925 790 2601        fax

armaninoLLP.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 30, 2021, except for the reverse stock split described in Note 20, as to which the date is October 29, 2021, with respect to our audit of the combined consolidated balance sheets of Vaxxinity, Inc. and Subsidiaries as of December 31, 2020 and 2019, the related combined consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the financial statements, incorporated herein by reference.

/s/Armanino LLP
San Ramon, California

November 15, 2021